Vermont Pure Holdings, Ltd. Announces Financial Results for its Second Fiscal Quarter Ending April 30, 2008

Watertown, CT - June 16, 2008: Vermont Pure Holdings, Ltd. (AMEX: VPS) announced its financial results for the second quarter and first six months of its fiscal year 2008 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the first six months of fiscal year 2008 increased 9% to $33.8 million from $31 million for the comparable period a year ago. Gross profit increased 10% in the first half of 2008 to $18.9 million from $17.2 million in the comparable period a year earlier. Gross margin, as a percentage of sales, of 56% was unchanged from year to year. Net income increased 40% to $983,000 in the first six months of fiscal year 2008 compared to $703,000 in the first six months of fiscal year 2007.

For the Company’s second fiscal quarter sales increased 11% to $17.4 million from $15.7 million in the same period a year ago. Gross margin increased 13% to $9.8 million in the second quarter of 2008 from $8.7 million in the second quarter of 2007. Gross margin, as a percentage of sales increased to 56% from 55% in the respective periods. Net income improved to $471,000 in the second quarter of 2008 compared to $412,000 in the second quarter of 2007, an increase of $59,000, or 14%.

“Our consistent top line growth has fueled a strong increase in gross margin so far this year and, despite providing for a one time bad debt write off of a note receivable of $475,000, we have generated a meaningful increase in net income in the second quarter and first six months of the year” said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. “Because of our consistently improving sales, gross margin and net income in fiscal years 2007 and 2008, we are well positioned to continue to invest in our business to control our costs in the future. Most notably, our solar installation in at the Connecticut facility will be operational this month and the upgrade of our fleet to vehicles with greater fuel efficiency and conversion to high efficiency lighting in all of our locations will be complete by year end,” Baker concluded.

Vermont Pure Holdings, Ltd. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock® and the Vermont Pure® trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.’s common stock trades on the American Stock Exchange under the symbol: VPS.

	(Unaudited)		(Unaudited)
	Six Months Ended:		Three Months Ended:
	April 30,	April 30,	April 30,	April 30,
	2008	2007	2008	2007
(000's $)

Sales	$33,823	$30,979	$17,438	$15,677

Income from operations	$3,124	$2,797	$1,578	$1,489

Net Income	$983	$703	$471	$412

Basic net earnings per share	$0.05	$0.03	$0.02	$0.02
Diluted net earnings per share	$0.05	$0.03	$0.02	$0.02

Basic Wgt. Avg. Shares Out. (000's)	21,619	21,629	21,624	21,635
Diluted Wgt Avg. Shares Out. (000's)	21,619	21,629	21,624	21,635

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126